EXHIBIT 99.1

Summary of Compensatory Arrangements with Non-Employee Directors

Cash Compensation

Directors who are not employees of the Company are paid cash compensation as follows:

Type of Fee	Role	Amount	For each
Annual retainer	Non-Executive Chairman	$75,000	year of service

Attendance	Non-Executive Chairman	$2,000	board meeting

Annual retainer	Board member	$32,000	year of service

Attendance	Board member	$2,000	board meeting

Attendance	Audit Committee Chair	$1,500	committee meeting

Annual retainer	Audit Committee Chair	$12,000	year of service

Attendance	Other Audit Committee members	$1,500	committee meeting

Attendance	Compensation Committee Chair	$1,500	committee meeting

Annual retainer	Compensation Committee Chair	$10,000	year of service

Attendance	Other Compensation Committee members	$1,500	committee meeting

Attendance	Nominating and Corporate Governance Committee Chair	$1,500	committee meeting

Annual retainer	Nominating and Corporate Governance Committee Chair	$6,000	year of service

Attendance	Other Nominating and Corporate Governance Committee members	$1,500	committee meeting

Directors of MKS are reimbursed for expenses incurred in connection with their attendance at board meetings and committee meetings.

Stock Compensation

Non-employee directors participate in the Company’s 2004 Stock Incentive Plan. Under this plan, non-employee directors receive restricted stock units of the Company’s common stock as follows:

		Number of
		Restricted Stock
Type of Award	Date of Award	Units	Vesting Schedule
Initial Award	Date of initial election to board	6,666	vests in 12 equal quarterly installments over a three-year period

Annual*	Date of each Annual Meeting of Shareholders	4,000	Fully vests on the
day prior to the
first annual
meeting of
shareholders
following the date
of grant (or if no
such meeting is
held within 13
months after the
date of grant, on
the 13 month
anniversary of the
			date of grant)

* A Non-Employee Director is eligible to receive annual awards if the director has been in office for at least six months prior to the date of the respective annual meeting of shareholders.